EXHIBIT 99

                        ALLIANCE CAPITAL MANAGEMENT L.P.
                          ANNUAL ELECTIVE DEFERRAL PLAN

                           Effective October 27, 2000

                                     Purpose

     The purpose of this Plan is to provide specified benefits to a select group of management or highly compensated Employees who contribute materially to the continued growth, development and future business success of Alliance Capital Management L.P. and its subsidiaries.

                                    ARTICLE 1
                                   DEFINITIONS

         SECTION 1.01. Definitions. For purposes of this Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

         "Account Balance" means, at any given time, the sum of the Units credited to a Participant's Plan Account which have become vested in accordance with Section 3.06, as adjusted to reflect any prior distributions from the Participant's Plan Account.

         "Annual Bonus" means the bonus payable to an Employee in respect of a fiscal year of the Company under an annual bonus plan of the Company or a subsidiary.

         "Beneficiary" means one or more persons, trusts, estates or other entities, designated in accordance with Article 6, that are entitled to receive benefits under this Plan upon the death of a Participant.

         "Beneficiary Designation Form" means the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to designate one or more Beneficiaries.

         "Claimant" shall have the meaning set forth in Article 9.

         "Code" means the Internal Revenue Code of 1986, as it may be amended from time to time.




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         "Committee" means the committee designated to administer the Plan in accordance with Section 8.01.

         "Company" means Alliance Capital Management L.P. and any successor to all or substantially all of its assets or business.

         "Company Matching Contribution" shall have the meaning set forth in
Section 3.02.

         "Deferral Election" means an Eligible Employee's election to defer a portion of his or her Annual Bonus or Year End Commission Payments, which election is made in accordance with Section 3.01.

         "Deferral Election Date" means September 30 of each year, except that for the year 2000 the Deferral Election Date shall be November 15, 2000.

         "Disability" shall mean, with respect to a Participant, a good faith determination by the Committee that the Participant is physically or mentally incapacitated and has been unable for a period of six consecutive months to perform substantially all of the duties for which the Participant was responsible immediately before the commencement of the incapacity. In order to assist the Committee in making such a determination and as reasonably requested by the Committee, a Participant will (1) make himself or herself available for medical examination by one or more physicians chosen by the Committee and approved by the Participant, whose approval shall not be unreasonably withheld,
(2) grant the Committee and any such physicians access to all relevant medical information relating to the Participant, (3) arrange to furnish copies of medical records to the Committee and such physicians, and (4) use his or her best efforts to cause the Participant's own physicians to be available to discuss the Participant's health with the Committee and its chosen physicians.

         "Election Form" means the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to make an election under the Plan.

         "Elective Deferral" means the amount deferred by a Participant pursuant to a Deferral Election, in accordance with Section 3.01.

         "Eligible Employee" shall have the meaning set forth in Section
3.01(a).

         "Employee" means a person who is an employee of any Employer.




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         "Employer" means the Company or any of its subsidiaries (now in existence or hereafter formed or acquired) which have adopted the Plan with the approval of the Executive Committee.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

         "Executive Committee" means the Executive Committee of Alliance.

         "Participant" means an Eligible Employee who has made an effective Deferral Election as set forth in Section 3.01. A spouse or former spouse of a Participant shall not be treated as a Participant in the Plan or have an account balance under the Plan, even if he or she has an interest in the Participant's benefits under the Plan as a result of applicable law or property settlements resulting from legal separation or divorce.

         "Partners Plan" means the Amended and Restated Alliance Partners Compensation Plan, as the same may be amended from time to time.

         "Plan" means the Alliance Capital Management L.P. Annual Elective Deferral Plan, which shall be evidenced by this instrument and by each Plan Agreement, as they may be amended from time to time.

         "Plan Account" means the bookkeeping account established under the Plan in the name of a Participant which reflects the balance of the Participant's Deferral Elections and Company Matching Contributions.

         "Plan Agreement" means a written agreement, as may be amended from time to time, which is entered into by and between an Employer and a Participant in connection with a Deferral Election submitted by the Participant.

         "Retirement" means a Participant's Termination of Employment occurring after the Participant has attained age 62.

         "Termination of Employment" means a termination of a Participant's employment with the Company and each of its affiliates.

         "Unforeseeable Financial Emergency" means an unanticipated emergency that is caused by an event beyond the control of the Participant that would result in severe financial hardship to the Participant resulting from (i) a sudden and unexpected illness or accident of the Participant or a dependent of the Participant, (ii) a loss of the Participant's property due to casualty, or
(iii) such other extraordinary and unforeseeable circumstances arising as a result of events




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beyond the control of the Participant, all as determined in the sole discretion of the Committee.

         "Unit" means a unit representing the assignment of beneficial ownership of a limited partnership interest in Alliance Capital Management Holding L.P.

         "Year End Commission Payments" means the commission compensation paid to an Eligible Employee during or following the fourth quarter of the Company's fiscal year in respect of such fourth quarter or in respect of the whole of such fiscal year.

                                    ARTICLE 2
                                   ELIGIBILITY

     SECTION 2.01. Eligibility. Unless the Committee determines otherwise, in its sole discretion, each individual who is an Employee as of a Deferral Election Date and received an award under the Partners Plan as of the last award date under the Partners Plan occurring prior to such Deferral Election Date (each, an "Eligible Employee") shall be eligible to make a Deferral Election as of that Deferral Election Date and such Deferral Election will be honored, provided that the individual continues to be an Employee as of the date that the amounts elected to be deferred are otherwise payable.

                                    ARTICLE 3
                      DEFERRAL ELECTIONS AND COMPANY MATCH

     SECTION 3.01.  Participant Deferrals.

     (a) Deferral Election. An Eligible Employee may elect to defer a portion of his or her Annual Bonus or Year End Commission Payments as provided under the Plan. The Eligible Employee shall make such an election by completing and submitting a Plan Agreement and Election Form prior to the relevant Deferral Election Date. The Committee may establish from time to time such other prerequisites to the effectiveness of an Eligible Employee's deferral election as it determines, in its sole discretion, are necessary or appropriate.

     (b) Deferral Amount. The portion of an Eligible Employee's Annual Bonus or Year End Commission Payments for a particular year that the Eligible Employee may defer under the Plan shall be set forth in the Eligible Employee's




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Deferral Election, expressed as an amount equal to a selected percentage of the
Eligible Employee's Partners Plan award for that year. Such percentage shall be expressed in 10% increments, from a minimum of 10% to a maximum of 50% of the Eligible Employee's Partners Plan award for that year; provided, however, that the Committee may, in its sole discretion, reduce the maximum percentage below 50% for any year and, if so reduced, may increase such percentage in any later year, but in no event above 50%. The amount deferred by a Participant shall be the Participant's "Elective Deferral". Such Elective Deferral shall be credited to the Participant under the Plan as of the date such amount would otherwise have been paid to the Participant absent the Participant's Deferral Election.

     SECTION 3.02. Company Match. As of the date that a Participant is credited with an Elective Deferral, the Participant shall also be credited with an additional amount (the "Company Matching Contribution") equal to 20% of the Participant's Elective Deferral; provided, however, that the Committee may, in its sole discretion, reduce the percentage of the Company Matching Contribution below 20% for any year and, if so reduced, may increase such percentage in any later year, but in no event above 20%.

     SECTION 3.03. Conversion to Units. All Elective Deferrals and related Company Matching Contributions shall be converted into Units as soon as practicable after such amounts are credited to a Participant. The price per Unit used for such conversion shall be based on:

     (i) For Units purchased from one or more holders of outstanding Units, the cost paid by the Company for such Units as determined pursuant to the purchase and pricing methodologies generally used under the Partners Plan, reduced, at the discretion of the Committee, by the applicable commissions and purchase transaction fees; and

     (ii) For Units newly issued and acquired directly from Holding, a price equal to the average regular session closing price of the Units reflected on the NYSE composite tape for the December 31 following the relevant Deferral Election Date (or, if such date is not a trading day on the NYSE, then the last preceding trading day).

     SECTION 3.04. Distributions on Units. Any quarterly or special distribution paid with respect to Units credited to a Participant shall also be credited to the Participant and shall be converted into additional Units at such intervals as may be established by the Committee, but in any event no less frequently than annually. The price per Unit used for such conversion shall be based on:




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     (i)          For Units purchased from one or more holders of outstanding
                  Units, the cost paid by the Company for such Units as determined pursuant to the purchase and pricing methodologies generally used under the Partners Plan, reduced, at the discretion of the Committee, by the applicable commissions and purchase transaction fees; and

     (ii) For Units newly issued and acquired directly from Holding, a price equal to the average regular session closing price of the Units reflected on the NYSE composite tape for the date such distributions are paid.

     SECTION 3.05. Participant Accounts. As of the date that a Participant is credited with cash amounts in respect of an Elective Deferral, Company Matching Contribution or any distribution on Units credited to the Participant, those amounts shall be posted to a bookkeeping account established under the Plan in the name of the Participant (a "Plan Account"). As of the date that any such amounts are converted into Units, the Participant's Plan Account shall be amended to reflect such conversion to Units.

     SECTION 3.06.  Vesting.

     (a) Elective Deferrals. All Elective Deferrals made by a Participant, and all distributions credited with respect to Units into which such Elective Deferrals have been converted, shall be 100% vested and non-forfeitable from and after the date such Elective Deferrals and distributions are credited to the Participant.

     (b) Company Match. A Participant shall become vested in each Company Matching Contribution credited to the Participant, and all distributions credited with respect to Units into which such Company Matching Contribution has been converted, in installments of one-third of the amount of such Company Matching Contribution and such distributions as of December 31 of each of the first, second and third years following the year of the Deferral Election to which the Company Matching Contribution relates, provided that the Participant remains in the employ of the Company or an affiliate as of each such December 31, except that the entire amount of all Company Matching Contributions and related distributions credited to a Participant will fully vest upon the Participant's death, Disability or attainment of age 62, prior to the Participant's Termination of Employment. In the event of a Participant's Termination of Employment prior to age 62 other than due to death or Disability, to the extent that any portion of any Company Matching Contribution and related distributions credited to the Participant is not vested as of the date of the Participant's Termination of Employment, such unvested portion shall be forfeited by the Participant. Notwithstanding the foregoing, the Committee may, in its sole discretion, vary or




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amend the vesting with respect to any Company Matching Contribution and distributions relating thereto credited to a Participant.

                                    ARTICLE 4
                                  DISTRIBUTIONS

         SECTION 4.01. Distribution Elections. At the time a Participant submits a Deferral Election, the Participant shall indicate in such Deferral Election the time and method of distribution for the amounts covered by Deferral Election and the Company Matching Contribution relating to such amounts.

         SECTION 4.02. Timing of Distributions. The Deferral Election shall allow a Participant to elect to receive payment of an Elective Deferral and the related Company Matching Contribution commencing as of:

     (i)   a stated date at least 3 years after the relevant Deferral Election
           Date;

    (ii)   the date of the Participant's Termination of Employment;

   (iii)   the date of the Participant's Retirement; or

    (iv)   the earliest to occur of (i), (ii) or (iii) above.

         The distribution election set forth in a Participant's Deferral Election shall be irrevocable as to the amounts covered by such election; provided, however, that at the sole discretion of the Committee a Participant may be permitted to amend a distribution election to extend the deferral of such amounts if such amendment is made at least one year prior to the scheduled distribution commencement date for such amounts and the amendment defers commencement of such distribution for at least three years beyond the scheduled distribution commencement date.

         If, with respect to amounts covered by a Deferral Election of a Participant, the Participant has failed to elect a distribution commencement date or there exists any ambiguity as to the distribution commencement date elected by the Participant, the Committee may commence distribution of such amounts (including the relevant vested Company Matching Contribution) shall be the earlier of the date of the Participant's Termination of Employment or the third anniversary of the relevant Deferral Election Date, unless determined otherwise by the Committee, in its sole discretion.




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         SECTION 4.03. Method of Payment. The Deferral Election shall allow a
Participant to elect to receive payment of an Elective Deferral and the related Company Matching Contribution in:

     (i)   a single lump sum payment; or

    (ii) substantially equal annual installments paid over a period of up to 10 years, as elected by the Participant.

         If, with respect to amounts covered by a Deferral Election of a Participant, the Participant has failed to elect a method of payment or there exists any ambiguity as to the method of payment elected by the Participant, the method of payment for such amounts (including the relevant vested Company Matching Contribution) shall be lump sum, unless determined otherwise by the Committee, in its sole discretion.

         SECTION 4.04. Form of Distributions. All distributions shall be paid in-kind in the form of Units.



                                    ARTICLE 5
            UNFORESEEABLE FINANCIAL EMERGENCIES: WITHDRAWAL ELECTION

         SECTION 5.01. Early Payout/Suspensions for Unforeseeable Financial Emergencies. If the Participant experiences an Unforeseeable Financial Emergency, the Participant may petition the Committee to (i) suspend any deferrals required to be made under a Deferral Election submitted by the Participant and/or (ii) receive a partial or full payout of the Participant's Account Balance. The Committee shall determine, in its sole discretion, the amounts which may be paid out; provided, however, that the payout shall not exceed the lesser of the Participant's Account Balance, or the amount reasonably needed to satisfy the Unforeseeable Financial Emergency.

         SECTION 5.02. Withdrawal Election. A Participant (or, after the Participant's death, his or her Beneficiary) may elect, at any time, to withdraw all of his or her Account Balance, less a withdrawal penalty equal to 10% of such amount (the net amount shall be referred to as the "Withdrawal Amount"). This election can be made at any time before or after Retirement, Disability, death or Termination of Employment, and whether or not the Participant (or Beneficiary) is in the process of being paid pursuant to an installment payment schedule. No partial withdrawals of the Withdrawal Amount shall be allowed. The Participant (or his or her Beneficiary) shall make this election by giving the Committee advance written notice of the election in a form determined from time to time by



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the Committee. Once the Withdrawal Amount is paid, the Participant's participation in the Plan shall terminate and the Participant shall not be eligible to participate in the Plan in the future.

                                    ARTICLE 6
                             BENEFICIARY DESIGNATION

         SECTION 6.01. Beneficiary. Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive the Participant's Account Balance in the event of the Participant's death. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of an Employer in which the Participant participates.

         SECTION 6.02. Beneficiary Designation. A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Committee. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Committee's rules and procedures, as in effect from time to time. Upon the acceptance by the Committee of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee prior to his or her death.

         SECTION 6.03. Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Committee or its designated agent.

         SECTION 6.04. No Beneficiary Designation. If a Participant fails to designate a Beneficiary by way of a properly completed Beneficiary Designation Form acknowledged by the Committee or if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant's Account Balance, then the Participant's designated Beneficiary shall be deemed to be the Participant's estate.

         SECTION 6.05. Doubt as to Beneficiary. If the Committee has any doubt ' as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its discretion, to withhold such payments until this matter is resolved to the Committee's satisfaction.


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         SECTION 6.06. Discharge of Obligations. The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge all Employers and the Committee from all further obligations under this Plan with respect to the Participant, and that Participant's Plan Agreement shall terminate upon such full payment of benefits.

                                    ARTICLE 7
                     TERMINATION, AMENDMENT OR MODIFICATION

         SECTION 7.01. Termination. The Company reserves the right to terminate the Plan at any time and each Employer reserves the right to discontinue its sponsorship of the Plan, at any time, with respect to its participating Employees. Accordingly, there is no guarantee that the Company will not terminate the Plan or that an Employer will not discontinue its sponsorship of the Plan at any time in the future. If the Plan is terminated or an Employer ceases to sponsor the Plan, unless otherwise provided by the Committee, the Plan Agreements of the affected Participants shall terminate and their Account Balances, determined as if they had experienced a Termination of Employment on the date of such termination or cessation of sponsorship, or if such termination or cessation of sponsorship occurs after the date upon which a Participant was eligible for Retirement, then with respect to that Participant as if he or she had taken Retirement on the date of such termination or cessation of sponsorship, shall be paid to the Participants in a lump sum; provided, however, that in the sole discretion of the Committee the Account Balances of all affected Participants or of such Participants selected by the Committee may be paid (i) in accordance with the applicable Deferral Elections or (ii) in annual installments for a period of time designated by the Committee, provided that no amounts will be deferred beyond the payment time designated in an applicable Deferral Election.

         SECTION 7.02. Amendment. The Company may, at any time, amend or modify the Plan in whole or in part with respect to any or all Participants or Employers by the actions of the Executive Committee.



                                    ARTICLE 8
                                 ADMINISTRATION

         SECTION 8.01. Committee Duties. This Plan shall be administered by the Executive Committee or such other committee as the Executive Committee shall appoint (the "Committee"). Members of the Committee may be Participants



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under this Plan. The Committee shall also have the discretion and authority to
(i) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and (ii) decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan. Any individual serving on the Committee who is a Participant shall not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant or the Company.

         SECTION 8.02. Binding Effect of Decisions. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

         SECTION 8.03. Agents. In the administration of the Plan, the Committee may, from time to time, engage agents and delegate to them such administrative duties as it sees fit (including acting through one or more duly appointed representatives). Any act performed by a properly appointed agent and within the authority delegated to such agent by the Committee shall be deemed an act of the Committee.

         SECTION 8.04. Indemnity of Committee and Agents. All Employers shall indemnify and hold harmless the members of the Committee, and any agent to whom duties of the Committee may be delegated, against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee or any of its members or any such agent.

                                    ARTICLE 9
                                CLAIMS PROCEDURES

         SECTION 9.01. Presentation of Claim. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a "Claimant") may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant. The claim must state with particularity the determination desired by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.


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     SECTION 9.02. Notification of Decision. The Committee shall consider a
Claimant's claim within a reasonable time, and shall notify the Claimant in writing:

     (a) that the Claimant's requested determination has been made, and that the claim has been allowed in full; or

     (b) that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant's requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

     (i)  the specific reason(s) for the denial of the claim, or any part of it:

     (ii) specific reference(s) to pertinent provisions of the Plan upon which such denial was based:

     (iii) a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary: and

     (iv) an explanation of the claim review procedure set forth in Section 9.03 below.

         SECTION 9.03. Review of a Denied Claim. Within 60 days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant's duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. Thereafter, but not later than 30 days after the review procedure began, the Claimant (or the Claimant's duly authorized representative):

     (a)  may review pertinent documents;

     (b)  may submit written comments or other documents and/or

     (c) may request a hearing, which the Committee, in its sole discretion, may grant.

         SECTION 9.04. Decision on Review. The Committee shall render its decision on review promptly, and not later than 60 days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Committee's decision must be rendered within 120 days after such date. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:



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     (a)   specific reasons for the decision:

     (b) specific reference(s) to the pertinent Plan provisions upon which the decision was based; and

     (c)   such other matters as the Committee deems relevant.

         SECTION 9.05. Legal Action. A Claimant's compliance with the foregoing provisions of this Article 9 is a mandatory prerequisite to a Claimant's right to commence any legal action with respect to any claim for benefits under this Plan.

                                   ARTICLE 10
                                  MISCELLANEOUS

         SECTION 10.01. Status of Plan. The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that "is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employee" within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1). The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent. All Plan Accounts and all credits and other adjustments to such Plan Accounts shall be bookkeeping entries only and shall be utilized solely as a device for the measurement and determination of amounts to be paid under the Plan. No Plan Accounts, credits or other adjustments under the Plan shall be interpreted as an indication that any benefits under the Plan are in any way funded.

         SECTION 10.02. Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of an Employer. For purposes of the payment of benefits under this Plan, any and all of an Employer's, assets, shall be, and remain, the general, unpledged unrestricted assets of the Employer. An Employer's obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

         SECTION 10.03. Employer's Liability. An Employer's liability for the payment of benefits shall be defined only by the Plan and the Plan Agreement, as entered into between the Employer and a Participant. An Employer shall have no obligation to a Participant under the Plan except as expressly provided in the Plan and his or her Plan Agreement.


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         SECTION 10.04. Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

         SECTION 10.05. Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between any Employer and the Participant. Such employment is hereby acknowledged to be an "at will" employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, except as otherwise provided in a written employment agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of any Employer as an Employee or to interfere with the right of any Employer to discipline or discharge the Participant at any time.

         SECTION 10.06. No Guarantee of Bonus, Commissions or Partners Plan Awards. Nothing in this Plan is intended or should be construed as a guarantee or assurance that any Employee will receive any amounts in respect of a Bonus or Year End Commission Payments or any award under the Partners Plan, and all such entitlements remain in the sole discretion of the Company or the Employee's Employer.

         SECTION 10.07. Captions. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

         SECTION 10.08. Governing Law. Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the State of New York without regard to its conflicts of laws principles.

         SECTION 10.09. Notice. Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand- delivered, or sent by registered or certified mail, to the address below:

                  Alliance Capital Management L.P.
                  1345 Avenue of the Americas
                  New York, NY 10105
                  Attn: General Counsel


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

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

         SECTION 10.10. Binding Effect. The provisions of this Plan shall bind and inure to the benefit of the Participant's Employer and its successors and assigns and the Participant and the Participant's designated Beneficiaries.

     SECTION 10.11. Spouse's Interest. The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse's will, nor shall such interest pass under the laws of intestate succession.

     SECTION 10.12. Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

     SECTION 10.13. Incompetent. If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person's property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant's Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

     SECTION 10.14. Court Orders. The Committee is authorized to make any payments directed by court order in any action in which the Plan or the Committee has been named as a party. In addition, if a court determines that a spouse or former spouse of a Participant has an interest in the Participant's benefits under the Plan in connection with a property settlement or otherwise, the Committee, in its sole discretion, shall have the right, notwithstanding any election made by a Participant, to immediately distribute the spouse's or former spouse's interest to that spouse or former spouse.


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